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                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Current Report on Form 8-K filed by MB Financial, Inc., a Maryland corporation, of our report dated February 9, 2001 on our audit of the consolidated balance sheets of MB Financial, Inc., a Delaware corporation, and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, included in the Annual Report on Form 10-K, as amended on Form 10-K/A, of MB Financial, Inc., a Delaware corporation, for the year ended December 31, 2000.






/s/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
November 21, 2001